NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	Chief Operating Officer and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD CLOSES ACQUISITION OF MARRIOTT RESEARCH TRIANGLE PARK
FOR $28.0 MILLION
Acquisition Highlights:
à	Acquired at a trailing pro-forma twelve-month cap rate of 8.5%, EBITDA multiple of 9.5x, and EBITDA yield of 10.5% using a 5% FF&E Reserve

à	Expects to commence $5.7 million renovation in fourth quarter of 2006

à	Ashford’s direct hotel portfolio increases to 80 assets totaling 13,558 rooms including announced acquisitions
DALLAS — (February 27, 2006) — Ashford Hospitality Trust, Inc. (NYSE: AHT) announced it has closed on the acquisition of the 225-room Marriott at Research Triangle Park in Durham, NC, for $28.0 million in cash.
The purchase price, on a pro-forma basis excluding Marriott incentive management fees that are not payable going forward by Ashford and using a 5% FF&E reserve, equates to a 9.5x trailing twelve-month EBITDA multiple, an EBITDA yield of 10.5% and a trailing twelve-month net operating income capitalization rate of 8.5%. The property generated revenues of $9.9 million on a trailing twelve month basis.
The Marriott at Research Triangle Park completed a $2.5 million renovation in 2002 of the guestrooms and bathrooms, which included the replacement of softgoods and casegoods. Ashford will invest an additional $5.7 million over a two-year period to renovate the lobby, restaurant, function space, guest corridors, guestrooms and bathrooms. Remington Lodging & Hospitality, L.P. has assumed management of the property under a long-term incentive based agreement.
Monty J. Bennett, President and CEO of Ashford Hospitality Trust, said, “We are pleased to add this asset to our portfolio of well-branded upscale and upper-upscale hotels. With its strong location and brand, we fully expect the Marriott at Research Triangle Park to outpace its competitive set in this thriving market.”
Opened in 1988, the Marriott at Research Triangle Park has 225 rooms, 4,252 square feet of meeting space and two food and beverage facilities. The hotel has land available for an expansion opportunity to the function space. The hotel also benefits from its close proximity to Research Triangle Park, a 7,000-acre office park limited to organizations in research, development and
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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254     Phone: (972) 490-9600

AHT Acquires Marriott Research Triangle Park for $28.0 Million

February 27, 2006
scientifically-oriented production. The park is closely tied to the three major research universities of the University of North Carolina at Chapel Hill, Duke University in Durham and North Carolina State University in Raleigh. Research Triangle Park has over 100 research and development organizations employing over 38,000 people.
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income is the property’s funds from operations minus a capital expense reserve of 5% of gross revenues. Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales or properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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